FOR FURTHER INFORMATION CONTACT:
Mary Jensen
Vice President, Investor Relations
(480) 315-6604
mjensen@spiritrealty.com
Press Release

Spirit Realty Capital Announces
Pricing of $510 Million A+ Rated Net-Lease Mortgage Notes

SCOTTSDALE, AZ-November 21, 2014-Spirit Realty Capital, Inc. (NYSE:SRC) (“Spirit”), today announced that it has launched and priced a private offering of $510 million aggregate principal amount of net-lease mortgage notes to be issued by certain of its indirectly-owned, bankruptcy remote subsidiaries through its Spirit Master Funding securitization structure.

The notes will be issued in two classes of a 2014-4 Series, both of which are anticipated to be rated A+ by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. The $150 million principal amount of Class A-1 notes will have a stated interest rate of 3.5014%, and will be interest only with an anticipated repayment date in January 2020 and a legal final payment date in January 2045. The $360 million principal amount of Class A-2 notes will have a stated interest rate of 4.6291%, and have scheduled amortization beginning at 36 months after issuance with an anticipated repayment date in January 2030 and a weighted average life of 11.1 years and a legal final payment date in January 2045. The aggregate $510 million principal amount of notes have a weighted average life of 9.4 years and will be sold to initial purchasers at 99.8159% of the aggregate principal amount in the case of the Class A-1 notes and 99.7563% in the case of the A-2 notes, for a weighted average effective interest rate of 4.464% and a blended coupon rate of 4.4230%.

Spirit Master Funding, LLC, Spirit Master Funding II, LLC, Spirit Master Funding III, LLC, Spirit Master Funding VI, LLC and Spirit Master Funding VIII, LLC will be the issuers of the notes, and the notes will be solely payable from their assets, which consist primarily of (i) fee title to commercial real estate properties and the Issuers’ rights in net leases of such properties, and (ii) mortgage loans that are secured by fee title to commercial real estate property and all future payments required thereunder.

Spirit intends to use the proceeds from the sale of the notes (other than certain amounts reserved for acquisition of additional collateral after closing) for general corporate purposes, including repayment of borrowings by Spirit Realty, L.P. under its revolving line of credit, to fund fourth quarter 2014 acquisition activity and for general corporate purposes, including the payment of fees and expenses related to the offering.

The notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to non-U.S. persons in reliance on Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation, or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Spirit's present expectations, but these statements are not guaranteed to occur. For example, the fact that the offering described above has priced may imply that the offering will close, but closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. Investors should not place undue reliance upon forward-looking statements.

About Spirit Realty Capital
Spirit Realty Capital (NYSE: SRC) is a real estate investment trust (REIT) that invests primarily in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital has an estimated enterprise value of $8.3 billion comprising a diverse portfolio of 2,408 properties across 49 states as of September 30, 2014. Initially formed in 2003, the Company completed its initial public offering in September 2012. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

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